EXHIBIT (a)(1)(A)

                      Offer To Exchange Options Under the
             Affymetrix, Inc. Amended and Restated 1993 Stock Plan
                   Affymetrix, Inc. 1998 Stock Incentive Plan
             Affymetrix/Genetic MicroSystems 1998 Stock Option Plan
                  Affymetrix/Neomorphic 1998 Stock Option Plan
        Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan

           This Offer and the Related Right of Withdrawal Will Expire
             At 5:00 P.M., Pacific Time, On Friday, April 5, 2002,
                   Unless Affymetrix, Inc. Extends the Offer

         In this Offer to Exchange, Affymetrix, Inc. ("Affymetrix") is offering to exchange for new options all outstanding stock options to purchase shares of our common stock granted:

         o to current employees (other than officers as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Affymetrix or its wholly owned subsidiaries, other than employees who as of the date of this Offer to Exchange have received notice of their termination,

         o under the Affymetrix, Inc. Amended and Restated 1993 Stock Plan, Affymetrix, Inc. 1998 Stock Incentive Plan, Affymetrix/Genetic MicroSystems 1998 Stock Option Plan, Affymetrix/Neomorphic 1998 Stock Option Plan, and Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan (the "Option Plans").

         The exchange will be effected in accordance with the following exchange ratios:

            Exercise Price of
            Options Tendered                         Exchange Ratio
            -----------------                        --------------

             $44.99 or less                             1 for 1
             $45.00 - $59.99                          .67 for 1
             $60.00 - $99.99                           .5 for 1
            $100.00 or more                           .33 for 1

         Options granted to anyone else or under another plan may not be tendered in the Offer (as defined below) and are not affected by it. We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction.

         We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange (this "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal," which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). The number of shares of common stock subject to new options to be granted to each eligible option holder who validly tenders options will be equal to the number of shares subject to the options validly tendered by such option holder and accepted for exchange multiplied by the applicable exchange ratio indicated in the table above (rounded down to the nearest whole share). We will grant the new options within 30 days after the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. As the scheduled expiration date of the Offer is April 5, 2002, and the expected cancellation date for tendered options is April 8, 2002, we currently anticipate that new options will be granted between October 9 and November 8, 2002.

         The exercise price of the new options will equal the fair market value of our common stock on the date of grant of such options (which is expected to be between October 9 and November 8, 2002). BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. BY TENDERING OPTIONS, YOU FACE THE RISK THAT IF OUR COMMON STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELED, YOUR OLD OPTIONS WOULD HAVE BEEN WORTH MORE THAN THE NEW OPTIONS YOU WILL RECEIVE IN THE EXCHANGE. The new options that will be issued in accordance with the applicable exchange ratio will have the same vesting schedules as the old options. This means that, except as set forth in the next sentence, the number of shares under the new options that will be fully vested and immediately exercisable on the date of grant will equal:

         o the number of shares under the options validly tendered for exchange and accepted which were already vested in accordance with their original terms multiplied by the applicable exchange ratio, plus

         o the number of shares under the tendered options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted multiplied by the applicable exchange ratio.

New options granted to "non-exempt" employees within the meaning of the Fair Labor Standards Act will vest as set forth in the preceding sentence, but will not be exercisable until six months after the new option grant date; however, the new options granted to non-exempt employees will have an extended post-termination exercise period of nine months if the employee is terminated without cause during those six months. Examples of the vested status of the new options are given in the "Summary Term Sheet" following the Table of Contents in this Offer to Exchange.

         The new options will have the same term as the old options (i.e., if the old option by its term expires on January 1, 2006, then the new option will expire on January 1, 2006).

         IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF AFFYMETRIX OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER

CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

         If you wish to tender an option in the Offer, you must tender the option for the full number of shares of common stock subject to that option grant on or before the expiration of the Offer, currently scheduled for April 5, 2002. You will not be required to tender all of your exchangeable options to participate in the Offer. HOWEVER, IF YOU WERE GRANTED OPTIONS ON OR AFTER SEPTEMBER 7, 2001, AND YOU WANT TO TENDER ANY OPTIONS, YOU WILL BE REQUIRED TO TENDER ALL OPTIONS RECEIVED ON OR AFTER SEPTEMBER 7, 2001, THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU TENDER OR AS OTHERWISE REQUIRED UNDER THE ACCOUNTING RULES.

         The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders, but is subject to conditions that we describe in Section 6 of this Offer to Exchange.

         If you choose not to tender your options, then your options will remain outstanding and they will retain their current exercise price.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "AFFX." On March 1, 2002, the reported last sale price of the common stock on the Nasdaq National Market was $23.43 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the Offer or requests for assistance or additional copies of the Offer to Exchange or the Letter of Transmittal to the Human Resources Department representative for the Offer. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange.

IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions and mail, fax or hand deliver it to the Human Resources Department representative for the Offer. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange.

         We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any action necessary for us to make the Offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

 THE DATE OF THIS OFFER TO EXCHANGE IS MARCH 7, 2002.

         A "SUMMARY TERM SHEET" DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 10, FOLLOWING THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO EXCHANGE YOUR OPTIONS.


                                  AFFYMETRIX
                                [Logo omitted]

                               TABLE OF CONTENTS


SUMMARY TERM SHEET...........................................................1

INTRODUCTION................................................................11

THE OFFER...................................................................13

1.   The Offer; Number of Options; Expiration Date..........................13
2.   Purpose of the Offer...................................................14
3.   Procedures for Tendering Options.......................................16
4.   Withdrawal Rights......................................................17
5.   Acceptance of Options for Exchange and Grant of New Options............17
6.   Conditions of the Offer................................................18
7.   Price Range of Common Stock Underlying the Options.....................20
8.   Source and Amount of Consideration; Terms of New Options...............21
9.   Information Concerning Affymetrix......................................34
10.  Interests of Directors and Officers; Transactions and Arrangements
     Concerning the Options.................................................37
11.  Status of Options Acquired by Us in the Offer; Accounting Consequences
     of the Offer...........................................................37
12.  Legal Matters; Regulatory Approvals....................................38
13.  Material U.S. Federal Income Tax Consequences..........................39
14.  International Income Tax Consequences..................................40
15.  Extension of Offer; Termination; Amendment.............................40
16.  Fees and Expenses......................................................41
17.  Additional Information.................................................41
18.  Miscellaneous..........................................................41

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this document and the Letter of Transmittal. We have included page references to the appropriate section in the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What Securities Are We Offering to Exchange?

         We are offering to exchange for new options all outstanding stock options to purchase shares of our common stock granted:

         o to current employees (other than officers as defined in Rule 16a-1(f) of the Exchange Act) of Affymetrix or its wholly owned subsidiaries, other than employees who as of the date of this Offer to Exchange have received notice of their termination,

         o under the Affymetrix, Inc. Amended and Restated 1993 Stock Plan, Affymetrix, Inc. 1998 Stock Incentive Plan, Affymetrix/Genetic MicroSystems 1998 Stock Option Plan, Affymetrix/Neomorphic 1998 Stock Option Plan, and Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan (the "Option Plans").

         The exchange will be effected in accordance with the following exchange ratios:

           Exercise Price of
           Options Tendered                         Exchange Ratio
           -----------------                        --------------

            $44.99 or less                               1 for 1
            $45.00 - $59.99                            .67 for 1
            $60.00 - $99.99                             .5 for 1
           $100.00 or more                             .33 for 1

Options granted to anyone else or under another plan may not be tendered in the Offer and are not affected by it. We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. (Page 13)

Why Are We Making the Offer?

         Certain employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making the Offer in order to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (Page 14)

How Many New Options Will I Receive in Exchange for My Tendered Options?

         The number of shares of Common Stock subject to the New Options will be equal to the number of shares of Common Stock subject to the Eligible Options that are accepted for exchange and canceled, multiplied by the applicable exchange ratio. The Eligible Options will be exchanged for New Options in accordance with the following exchange ratios:

         Exercise Price of
         Options Tendered                         Exchange Ratio
         -----------------                        --------------

          $44.99 or less                               1 for 1
          $45.00 - $59.99                            .67 for 1
          $60.00 - $99.99                             .5 for 1
         $100.00 or more                             .33 for 1

         Each new option will be granted under the Option Plan under which the old option was granted, unless otherwise determined by the Company in its sole discretion, and will be subject to the terms and conditions of the applicable Option Plan and a new option grant document that we will send to you and that you will need to sign and return to us. (Page 13)

If I Choose to Tender My Options for Exchange, Do I Have to Tender All My
Options?

         If you choose to tender an option, you must tender the full number of shares subject to the option. For example, if you hold one option to purchase 1,000 shares of our common stock at an exercise price of $75.00 per share and another option to purchase 500 shares of common stock at an exercise price of $50.00 per share, then you may tender neither, one or both of these options, but you may not tender an option for less than the full number of shares of common stock subject to the original option. In other words, in this example, you could not tender only 750 shares of your 1,000-share option. (Page 13)

         However, if you were granted options on or after September 7, 2001, and you wish to tender any options, you will have to tender all options received on or after that date that have a lower exercise price than the option with the highest exercise price you tender, or as otherwise required under accounting rules. In other words, if you were granted an option to purchase 1,000 shares of our common stock at an exercise price of $75.00 per share before September 7, 2001, and an option to purchase 500 shares of our common stock at an exercise price of $50.00 per share on or after September 7, 2001, then you may tender neither or both options but you may not tender only one of the options. (Page 13)

Can I Tender Options That I Have Already Exercised?

         The Offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an option in its entirety, then that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an exchangeable option in part, then the remaining outstanding (i.e., the unexercised) portion of that option is subject to the Offer and may be tendered for exchange.

Can I Tender Unvested Options?

         Yes, you may tender any of your exchangeable options, whether or not they are vested. Except as described under "When Will the New Options Vest?" the new options that you receive in exchange for your tendered options at the applicable exchange ratio will have the same vesting schedule as the options that you tendered. Except as described under "When Will the New Options Vest?" we will give credit toward vesting of your new options for the time period between the date when we accept and cancel the old options and the date of grant of the new options. Vesting is further explained in the question on page 6 that asks, "When Will the New Options Vest?"

          Each new option will be granted under the Option Plan under which the old option was granted, unless otherwise determined by the Company in its sole discretion, and will be subject to the terms and conditions of the applicable Option Plan and a new option grant document that we will send to you and that you will need to sign and return to us. (Page 17)

When Will I Receive My New Options?

         We will grant the new options within 30 days after the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. For example, if we cancel tendered options on April 8, 2002, which is the first business day following the scheduled expiration date of the Offer of April 5, 2002, then the grant date of the new options will be between October 9 and November 8, 2002. (Page 17)

Why Won't I Receive My New Options Immediately After the Expiration of the
Offer?

         If we were to grant the new options on any date that is earlier than six months and one day following the date when we cancel the options accepted for exchange, then we may be required to record compensation expense against our earnings for financial reporting purposes based on changes in our stock price. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to record such a compensation expense. (Page 37)

Is This a Repricing?

         This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Affymetrix would have a variable accounting charge against earnings. (Page 37)

Why Don't We Simply Reprice the Current Options?

         "Repricing" existing options would result in variable accounting for such options, which would require us for financial reporting purposes to record additional compensation expense each quarter for increases in the price of our common stock subject to outstanding repriced options until the repriced options were exercised or canceled or expired. This could have unfavorable consequences on our earnings. (Page 37)

Why Can't I Just Be Granted Additional Options?

         Because of the large number of underwater options currently outstanding at Affymetrix, a total re-grant of new options would have a severe negative impact on Affymetrix' dilution, outstanding shares and earnings per share. Additionally, Affymetrix has a limited pool of options that it is allowed to grant per calendar year without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants. (Page
37)

Wouldn't It Be Easier to Just Quit Affymetrix and Then Get Rehired?

         This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Affymetrix to incur a variable accounting charge against earnings. In addition, by leaving Affymetrix and then later rehiring, an employee would not receive credit for prior service for vesting purposes. (Page 37)

After the Grant of the New Options, What Happens If My Options Again End Up Underwater?

         We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the market and particularly in our business sector. This is therefore considered a one-time offer and is not expected to be offered again in the future. Since your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock will likely be subject to continued fluctuation over the long term. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

Why Do I Have to Tender All Options Granted to Me on or After September 7, 2001, That Have a Lower Exercise Price Than the Options With the Highest Exercise Price I Tender if I Want to Tender Any Options?

         If we were to grant the new options to you even though you still own options that were granted to you within six months before the commencement of the Offer and have a lower exercise price than the options tendered, this would be considered a "repricing" of existing options and result in variable accounting for such options. Variable accounting would require us for financial reporting purposes to record additional compensation expense each quarter for every increase in the price of our common stock relating to outstanding repriced options until the repriced options are exercised, canceled or expired. This could have negative consequences on our earnings. (Page 37)

If I Tender My Options in the Offer, Will I Be Eligible to Receive Other Option Grants Before I Receive My New Options?

         If we accept the options that you tender in the Offer, then you will not be granted any additional options during the six months following the date when we cancel your tendered options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. (Page 17)

Will I Receive Any New Options If I Tender My Old Options but Am Terminated Before the Expiration Of the Offer?

         If you tender your options and, for any reason, your employment with us or our subsidiaries terminates before the expiration of the Offer, then you may withdraw your tendered options before such expiration. In accordance with the terms and conditions of your outstanding options, you will be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender on a timely basis, or if you withdraw your tender but do not exercise your options within that time, then you will forfeit those options.

What Will Happen If I Am Terminated After the Expiration of the Offer but Before the New Options Are Granted?

         If you tender your options, then to receive a grant of new options in the Offer, you must remain an employee of Affymetrix or one of our wholly owned subsidiaries from the date when you tender your options through the date when we grant the new options. As discussed below, we will not grant the new options until on or after the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange, currently scheduled to occur on or about April 8, 2002, which is the first business day after the scheduled expiration date of the Offer of April 5, 2002. This means that new options will not be granted until at least October 9, 2002. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF AFFYMETRIX OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

         PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF AFFYMETRIX OR ANY OF OUR SUBSIDIARIES. Page 13)

What Will the Exercise Price of the New Options Be?

         The exercise price of the new options will be the fair market value of our common stock on the date of grant of the new options (currently anticipated to be between October 9 and November 8, 2002), calculated in accordance with the provisions of the applicable Option Plan. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. BY TENDERING OPTIONS, YOU FACE THE RISK THAT IF OUR COMMON

STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELED, YOUR OLD OPTIONS WOULD HAVE BEEN WORTH MORE THAN THE NEW OPTIONS YOU WILL RECEIVE IN THE EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS. (Page 20)

When Will the New Options Vest?

         The new options will continue to vest on the same vesting schedule as the old options which are accepted in the Offer and canceled. This means that, except as set forth in the next sentence, the number of shares under the new options that will be fully vested and immediately exercisable on the date of the new grant will equal:

         o the number of shares under the options validly tendered for exchange and accepted which were already vested in accordance with their original terms multiplied by the applicable exchange ratio, plus

         o the number of shares under the tendered options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted multiplied by the applicable exchange ratio.

New options granted to "non-exempt" employees within the meaning of the Fair Labor Standards Act ("FLSA") will vest as set forth in the preceding sentence, but will not be exercisable until six months after the date of the new option grant; however, the new options granted to non-exempt employees will have an extended post-termination exercise period of nine months if the employee is terminated without cause during those six months. For example:

         o If you tender an option for 1,000 shares at an exercise price of $75.00 per share and the entire option has already vested, and assuming you are granted a new option on October 9, 2002, then your new option will be for 500 vested shares (1,000 shares multiplied by the 0.5 exchange ratio for old options priced between $60.00 and $99.99). However, if you are a "non-exempt" employee within the meaning of FLSA, your vested options will not be exercisable until six months after the date of the new option grant. In this case, using the example above, your new option would be for 500 vested shares, but the option would not be exercisable until April 10, 2003.

         o If you tender an option for 1,000 shares at an exercise price of $75.00, of which 250 shares are already vested, 250 shares are scheduled to vest on May 1, 2002, 250 shares are scheduled to vest on May 1, 2003, and the final 250 shares are scheduled to vest on May 1, 2004, and assuming that you are granted a new option on October 9, 2002, then your new option will be for a total of 500 shares (1,000 shares multiplied by the 0.5 exchange ratio for old options priced between $60.00 and $99.99), of which 250 shares would be vested on October 9, 2002. Of the remaining portion of your new option, 125 shares would vest on May 1, 2003 and the final 125 shares would vest on May 1, 2004. However, if you are a "non-exempt" employee within the meaning of FLSA, your vested options will not be exercisable until six months after the date of the new option grant. In this case, using the example above, your new option would be for 250 vested shares and 250 unvested shares, but the vested portion of your option would not be exercisable until April 10, 2003.

As a Non-exempt Employee, Why Do I Have to Wait Until Six Months After the New Grant Date to Exercise My Replacement Options?

         Pursuant to a change to the Fair Labor Standards Act and its implementing regulations, if options held by non-exempt employees are exercisable within six months of the grant date, the Company could become subject to unpredictable and expensive costs. If non-exempt employees are restricted from exercising within the first six months of the grant date, the Company will not be subject to these costs. Accordingly, we have implemented this restriction so that we may properly forecast and prudently manage our general and administrative costs. With respect to vesting of options and other terms and conditions, non-exempt employees will be treated the same as exempt employees and maintain the same vesting schedule for the replacement options, except as set forth in the next sentence. If a non-exempt employee is terminated without cause within the first six months after the new grant date, all vested replacement options will be exercisable for nine months after termination (as compared to the three-month post-termination exercise period provided for in most of the current options). However, in this case, any options actually exercised more than three months after termination would not qualify for incentive stock option treatment.

Will My New Options Be Incentive Stock Options or Non-Qualified Stock Options?

         For United States employees, the replacement options will be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent permitted by law and the applicable Option Plan, unless the options are granted under the Affymetrix/Genetic MicroSystems 1998 Stock Option Plan (the "1998 GMS Plan") or the Affymetrix/Neomorphic 1998 Stock Option Plan (the "1998 Neo Plan"). For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value does not qualify for incentive stock option treatment. To the extent the replacement option exceeds the incentive stock options limitation, the remainder of the option will be treated for tax purposes as non-qualified stock options. THEREFORE, IF THE NEW OPTIONS HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS, A PORTION OF THE NEW OPTIONS MAY EXCEED THE LIMITS FOR INCENTIVE STOCK OPTIONS.
Non-United States employees will receive non-qualified stock options. (Page 21)

What If My Old Options Were Granted Under the 1998 GMS Plan or the 1998 Neo
Plan?

         For employees whose old options were issued under the 1998 GMS Plan or the 1998 Neo Plan, it is expected that the replacement options will be issued under the 1998 GMS Plan or the 1998 Neo Plan, as applicable. Therefore, the replacement options will be non-qualified stock options in their entirety because the 1998 GMS Plan and the 1998 Neo Plan were assumed in acquisitions. (Page 21)

Will I Have to Pay Taxes if I Exchange My Options in the Offer?

         If you exchange your current options for new options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the holding periods for favorable tax treatment will begin on the day of the grant of the new options regardless of the time you have held any incentive stock options tendered in the Offer. State and local tax consequences may be different. (Page 39)

         OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR OPTIONS IN THIS OFFER. We believe that under the tax laws of most of the countries in which eligible employees reside, you will not be required to recognize income at the time of the exchange or at the date of grant of the new options. However, as further described herein, option holders in each of Denmark, the Netherlands and Switzerland may be subject to taxation as a result of the exchange or the new grant. We recommend that you consult your own tax advisor regarding your personal situation before deciding whether to participate in the Offer. (Page 40)

Are There Any Conditions to the Offer?

         The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer. These events include a change in accounting principles, a lawsuit challenging the Offer and a third-party tender offer for our common stock or an acquisition proposal for Affymetrix. These and various other conditions are more fully described in Section 6 of this Offer to Exchange.
(Page 18)

What Happens If a Change in Control of Affymetrix Occurs During the Period After I Have Tendered My Options but Before New Options Have Been Granted?

         While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interests of Affymetrix and our stockholders. We reserve the right to terminate the Offer upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

         If we are acquired during the period between the date of our acceptance of the tendered options and the date when the new options are to be granted, then the acquiror will be obligated to honor our contractual obligation to grant the new options. However, depending on the terms of such an acquisition, the new options granted to you may entitle you to purchase shares of stock of the acquiror, which could be a company whose stock does not have a publicly traded market. In such a case, the fair market value of the acquiror's stock may be determined in good faith by the board of directors of that company, and the exercise price of the new options would reflect that determination. The new options may be less valuable than the options you would have received without a change in control. (Page 13)

         If your employment or service is terminated after a change in control but before the grant of new options, then you will lose all of the options that you tendered, including any options that would have vested before such termination. Under that circumstance, you will have no right to receive new options.

What Happens If I Choose Not to Tender My Options or If I Tender My Options but They Are Not Accepted for Exchange?

         If you choose not to tender your options or if your options are not accepted for exchange, then your options will remain outstanding and they will retain their current exercise price. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely tendered options that are not validly withdrawn. (Page 17)

How Long Do I Have to Decide Whether to Tender Options in the Offer? Can the Offer Be Extended, and If So, How Will I Be Notified if It Is Extended?

         You have until 5:00 p.m., Pacific Time, on April 5, 2002, to tender your options in the Offer. This means that you will be able to tender your options at any time before 5:00 p.m., Pacific Time, on April 5, 2002, including during the business day on Friday, April 5, 2002; however, any options tendered after 5:00 p.m., Pacific Time, on April 5, 2002, will not be accepted. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a company-wide announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date. If we extend the Offer, we may delay the acceptance of any options that have been tendered (and the date on which the new options will be granted would also be delayed). In addition, if we extend the Offer, you may withdraw the tender of your options before the Offer expires. (Page 16)

How Do I Tender My Options?

         If you decide to tender your options, we must receive, before the Offer expires, a properly completed and duly executed Letter of Transmittal to the Human Resources Department representative for the Offer. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange. The currently scheduled expiration date of the Offer is April 5, 2002.
(Page 16)

During What Period Of Time May I Withdraw Previously Tendered Options?

         You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Pacific Time, on Friday, April 5, 2002. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a Notice of Withdrawal of Tender with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender, if available, options only by again following the proper delivery procedures. (Page 17)

How Can I Receive a Summary of My Option Grants?

         Your personal summary of option grants will be attached with the letter from our Chairman and Chief Executive Officer, Stephen P.A. Fodor, Ph.D., addressing some of the principle questions that you may have regarding the Offer. The summary will be entitled "Options Summary" and will reflect our stock split that occurred on August 21, 2000.

What Does Our Board Of Directors Think of the Offer?

         Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options for exchange. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors. (Page 14)

Why Am I Receiving So Many Documents in Connection With This Offer? Do I Have to Review Everything?

         We are required to provide you with these documents to satisfy our legal obligations and the disclosure requirements of the SEC. While the documents may be lengthy, for your benefit as well as for our own, we recommend that you read this entire document and the related Letter of Transmittal carefully before deciding whether or not to exchange your options.

How Should I Decide Whether or Not to Participate?

         We understand that this will be a challenging decision for all employees. The exchange offer does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business. (Page 41)

Who Can I Talk to if I Have Questions About the Offer?

         For additional information or assistance, you should contact the Human Resources Department representative for the Offer. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange.

                                  INTRODUCTION

         Affymetrix, Inc. ("Affymetrix") is offering to exchange for new options all outstanding options to purchase shares of our common stock granted:

         o to current employees (other than officers as defined in Rule 16a-1(f) of the Exchange Act) of Affymetrix or its wholly owned subsidiaries, other than employees who as of the date of this Offer to Exchange have received notice of their termination,

         o under the Affymetrix, Inc. Amended and Restated 1993 Stock Plan, Affymetrix, Inc. 1998 Stock Incentive Plan, Affymetrix/Genetic MicroSystems 1998 Stock Option Plan, Affymetrix/Neomorphic 1998 Stock Option Plan, and Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan (the "Option Plans").

         The exchange will be effected in accordance with the following exchange ratios:

                  Exercise Price of
                  Options Tendered                         Exchange Ratio
                  -----------------                        --------------

                   $44.99 or less                               1 for 1
                   $45.00 - $59.99                            .67 for 1
                   $60.00 - $99.99                             .5 for 1
                  $100.00 or more                             .33 for 1

         Options granted to anyone else or under another plan may not be tendered in the Offer (as defined below) and are not affected by it. We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction.

         We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange (the "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal," which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). If you tender options for exchange, we will grant you, subject to the terms and conditions of the Offer, new options under the relevant Option Plan(s) and a new option grant document. All tendered options accepted by us pursuant to the Offer and not validly withdrawn will be canceled and terminated.

         If you wish to tender your options in the Offer, you must tender an option for all of the unexercised shares of common stock subject to the original option. However, you will not be required to tender all of your exchangeable options to participate in the Offer. IF YOU WERE GRANTED OPTIONS ON OR AFTER SEPTEMBER 7, 2001, AND YOU WISH TO TENDER ANY OPTIONS, YOU WILL BE REQUIRED TO TENDER ALL OPTIONS RECEIVED ON OR AFTER SEPTEMBER 7, 2001, THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU TENDER OR AS OTHERWISE REQUIRED UNDER THE ACCOUNTING RULES.

         The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders. The Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

         As of March 1, 2002, options to purchase 8,269,774 shares of our common stock are eligible for exchange under the Offer.

                                   THE OFFER

1.       The Offer; Number of Options; Expiration Date.

         Upon the terms and subject to the conditions of the Offer, we will exchange for new options all outstanding stock options to purchase shares of our common stock granted:

          o to current employees (other than officers as defined in Rule 16a-1(f) of the Exchange Act) of Affymetrix or its wholly owned subsidiaries, other than employees who as of the date of this Offer to Exchange have received notice of their termination,

          o under the Affymetrix, Inc. Amended and Restated 1993 Stock Plan, Affymetrix, Inc. 1998 Stock Incentive Plan, Affymetrix/Genetic MicroSystems 1998 Stock Option Plan, Affymetrix/Neomorphic 1998 Stock Option Plan, and Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan (the "Option Plans"),

         The exchange will be effected in accordance with the following exchange ratios:

                 Exercise Price of
                 Options Tendered                         Exchange Ratio
                 ----------------                         --------------

                  $44.99 or less                               1 for 1
                  $45.00 - $59.99                            .67 for 1
                  $60.00 - $99.99                             .5 for 1
                 $100.00 or more                             .33 for 1

         Options granted to anyone else or under another plan may not be tendered in the Offer (as defined below) and are not affected by it.

         YOU MAY NOT TENDER ANY OPTIONS IF YOU ARE NOT CURRENTLY AN EMPLOYEE OF AFFYMETRIX OR ITS WHOLLY OWNED SUBSIDIARIES. WE ARE NOT MAKING THE OFFER TO, NOR WILL WE ACCEPT ANY TENDER OF OPTIONS FROM OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

         To participate in the Offer, an option holder's options must be properly tendered and cannot be validly withdrawn, as described in Section 4 of this Offer to Exchange, before the Expiration Date (as defined below in Section 3 of this Offer to Exchange). We will not accept from any option holder a tender for a portion of the shares of common stock subject to any single option grant. Therefore, you must tender an option for all of the shares of common stock subject to the option grant to participate in the Offer. We will not accept from any option holder who has been granted options on or after September 7, 2001, a tender for any options if such tender does not include all options granted on or after that date that have a lower exercise price than the options with the highest exercise price you tender or as otherwise required under the accounting rules.

         If your options are properly tendered and accepted for exchange, then unless we terminate the Offer pursuant to its terms and conditions, you will be entitled to receive, subject to the terms and conditions of the Offer, within 30 days after the first business day that is at least six months and one day following the date when we cancel the options, new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tendered (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options) and accepted for exchange multiplied by the applicable exchange ratio indicated in the table above (rounded down to the nearest share).

         If you tender your options and, for any reason, you terminate your employment with us or our subsidiaries before the expiration of the Offer, then you may withdraw your tendered options before such expiration. In accordance with the terms and conditions of those options, you will be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender on a timely basis, or you withdraw your tender but do not exercise your options within that time, then you will forfeit those options.

         IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF AFFYMETRIX OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF AFFYMETRIX OR ANY OF OUR SUBSIDIARIES.

         If Affymetrix is acquired during the period between the date of our acceptance of the tendered options and the date when the new options are to be granted (the "Waiting Period"), then the acquiror will be obligated to honor our contractual commitment to grant the new options. HOWEVER, DEPENDING ON THE TERMS OF SUCH AN ACQUISITION, THE NEW OPTIONS GRANTED TO YOU COULD BE FOR AN EQUIVALENT NUMBER OF SHARES OF THE ACQUIRING COMPANY, AS ADJUSTED FOR AN EXCHANGE RATIO BETWEEN AFFYMETRIX AND THE ACQUIRING COMPANY'S STOCK OR WHICH COULD BE A COMPANY WHOSE STOCK DOES NOT HAVE A PUBLICLY TRADED MARKET. IN SUCH A CASE, THE EXERCISE PRICE COULD ACCORDINGLY BE DETERMINED BASED ON THE FACE VALUE OR GOOD FAITH DETERMINATION OF THE FAIR MARKET VALUE OF SUCH STOCK.

2.       Purpose of the Offer.

         We have granted options under the Option Plans to further the growth and development of Affymetrix by providing, through ownership of our common stock, an incentive to employees, directors and consultants to increase their interest in Affymetrix' welfare, to encourage them to continue their services to Affymetrix and its subsidiaries and to attract individuals of outstanding ability to enter the employment or service of Affymetrix or its subsidiaries.

         Certain employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making the Offer in order to provide our option holders who are currently providing services to us with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value.

         Subject to the foregoing, and except as set forth below or as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

          o any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          o any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          o any material change in our present dividend policy, or our indebtedness or capitalization;

          o        any change in our board of directors or management;

          o any other material change in our corporate structure or business;

          o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

          o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

          o        the suspension of our obligation to file reports pursuant to
                   Section 15(d) of the Exchange Act;

          o the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

          o any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX

ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

3.       Procedures for Tendering Options.

         Proper Tender of Options. To validly tender your options under the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile thereof, along with any other required documents. We must receive your Letter of Transmittal before the Expiration Date. You should mail, fax or hand deliver it to the Human Resources Department representative for the Offer. You can find a list of representatives, together with their contact information, at the back of this Offer to Exchange.

         The term "Expiration Date" means 5:00 p.m., Pacific Time, on April 5, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date when the Offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate or amend the Offer. If we do not extend the Offer, you will be able to tender your options at any time before 5:00 p.m., Pacific Time, on April 5, 2002, including during the business day on Friday April 5, 2002; however, any options tendered after 5:00 p.m., Pacific Time, on April 5, 2002, will not be accepted.

         THE METHOD OF DELIVERY OF YOUR LETTER OF TRANSMITTAL IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE DOCUMENTS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any tender of options. Our determination of these matters will be final and binding on all interested persons, including you. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you pursuant to the Offer will constitute a binding agreement between us and you, upon the terms and subject to the conditions of the Offer.

         Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered options that have not been validly withdrawn.

4.       Withdrawal Rights.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your tendered options at any time (i) before the Expiration Date or (ii) after May 1, 2002 if we have not accepted your tendered options by such date.

         To validly withdraw tendered options, an option holder must deliver to us a Notice of Withdrawal of Tender (the "Notice of Withdrawal"), or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The Notice of Withdrawal must be delivered to the applicable Human Resources Department representative (whose contact information is set forth at the back of this Offer to Exchange). The Notice of Withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of shares subject to the tendered options to be withdrawn and the exercise price. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the option for the full number of shares of common stock subject to it. Except as described in the following sentence, the Notice of Withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option grant document(s) evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, then the signer's full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal.

         You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3 of this Offer to Exchange.

         We will determine, in our sole discretion, all questions as to the validity (including time of receipt) and form of Notices of Withdrawal. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice.

5.       Acceptance of Options for Exchange and Grant of New Options.

         Upon the terms and subject to the conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and will cancel options properly tendered and not validly withdrawn before the Expiration Date. If your properly tendered options are accepted for exchange and canceled on April 8, 2002, which is the first business day following the scheduled Expiration Date of April 5, 2002, then you will be granted new options within 30 days after the first business day that is at least six months and one day following the date when we accept options for exchange (currently anticipated to be between October 9 and November 8, 2002).

         If we accept the options that you tender in the Offer, then you will not be granted any additional options during the six months after the date when we cancel your tendered options. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer.

         For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by company-wide email or press release. Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered options that are not validly withdrawn.

         Promptly after we accept tendered options, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and which have been canceled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.       Conditions of the Offer.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement date of the Offer and before the Expiration Date:

          o any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred, and

          o in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event(s) makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

                  (a) there shall have been any action or proceeding (pending or threatened) or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Affymetrix or any of our subsidiaries, by any court or any agency, authority or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                           (1) make the acceptance for exchange of, or grant of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

                           (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant new options for, some or all of the tendered options;

                           (3) materially impair the contemplated benefits of the Offer to us; or

                           (4)      materially and adversely affect the
                                    business, condition (financial or other), income, operations or prospects of Affymetrix or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

                  (b) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

                  (c)      there is:

                           (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                           (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                           (3) the decline of the Dow Jones Industrial Average Index, the Nasdaq Composite Index or the Standard and Poor's 500 Index by an amount in excess of 10% measured during any time period after the close of business on March 7, 2002; or

                           (4) a decline in the price of our common stock by an amount in excess of 40% measured during any time period after the close of business on March 7, 2002;

                  (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

                  (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Affymetrix or any of our subsidiaries that, in our reasonable judgment, is or may be materially adverse to Affymetrix or any of our subsidiaries or materially impairs or may materially impair the contemplated benefits of the Offer to us.

         The conditions to the Offer are for our benefit. Before the Expiration Date, we may assert them in our sole discretion, regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.       Price Range of Common Stock Underlying the Options.

         Our common stock is traded on the Nasdaq National Market under the symbol "AFFX." The following table shows, for the periods indicated, the high and low per share sales prices for our common stock, as adjusted to reflect a stock split on August 21, 2000.

                                                      High                Low
                                                      ----                ---
       2000
           First Quarter...........................$ 163.50           $  61.25
           Second Quarter..........................  103.75              42.31
           Third Quarter...........................  102.50              49.00
           Fourth Quarter..........................   92.00              44.89

       2001
           First Quarter...........................$  74.63           $  24.63
           Second Quarter..........................   50.50              19.90
           Third Quarter...........................   26.40              13.98
           Fourth Quarter..........................   41.00              15.41

       2002
           First Quarter (through March 1)......... $ 41.95            $ 21.76

         As of March 1, 2002, the reported last sale price of our common stock, as reported by the Nasdaq National Market, was $23.43 per share. As of March 1, 2002, there were 58,028,397 total shares of our common stock outstanding.

         WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8.       Source and Amount of Consideration; Terms of New Options.

         Consideration. We will grant new options to purchase common stock under the Option Plans in exchange for outstanding options validly tendered and accepted for exchange. We will grant the new options within 30 days after the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options) multiplied by the applicable exchange ratio indicated in the table above (rounded down to the nearest whole share).

         If we receive and accept tenders of all outstanding exchangeable options, then we will grant new options to purchase a total of approximately 6,755,352 shares of our common stock, and the common stock issuable upon exercise of the new options will equal approximately 11.6% of the total shares of our common stock outstanding as of March 1, 2002.

         Terms of New Options. Any new option will be granted under the same Option Plan as the option which it is replacing, unless otherwise determined by the Company in its sole discretion, and will be subject to the terms and conditions of the applicable Option Plan and a new option grant document that you will sign and return to us. Except with respect to the exercise price and as otherwise specified in the Offer, we expect that to the extent legally permissible the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. For United States employees, the replacement options will be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted by law and the applicable Option Plan, unless the options are granted under the 1998 GMS Plan or the 1998 Neo Plan. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value does not qualify for incentive stock option treatment. To the extent the replacement option exceeds the incentive stock options limitation, the remainder of the option will be treated for tax purposes as non-qualified stock options. Replacement options issued under the 1998 GMS Plan or the 1998 Neo Plan will be non-qualified stock options in their entirety. Non-United States employees will receive non-qualified stock options.

         As soon as reasonably practical after the new options are granted, we will deliver a new option grant document to each tendering option holder whose tendered options were accepted for exchange and canceled. Each such option holder will need to sign and return that option grant document to us.

         The following description summarizes the material terms and conditions of the Option Plans and the new options that will be granted under them:

     Affymetrix, Inc. Amended and Restated 1993 Stock Plan (the "1993 Plan")

         General. The 1993 Plan was established to attract and retain the best personnel and to provide additional incentives to our employees, executive officers, directors and consultants.

The number of shares of common stock authorized for issuance under the 1993 Plan is 10,400,000 (taking into account our 2-for-1 stock split of August
2000), less the aggregate number of shares which have been or are issued or become outstanding under the 1993 Plan. The number of shares available under the 1993 Plan is subject to adjustment in the event of a corporate event that affects common stock (i.e., a recapitalization, stock split, stock combination, stock reclassification, merger or similar event). Such adjustments may be made by the Committee (as defined below). Shares available under the 1993 Plan may be drawn from authorized and unissued shares of common stock or treasury shares.

         Administration. The 1993 Plan is administered by the Board of Directors or a committee of the Board of Directors comprised of at least two or more outside directors (the "Committee"). The Committee has, among other powers, the power to adopt rules and regulations for administering the 1993 Plan and to perform other acts relating to the 1993 Plan, including the delegation of such administrative responsibilities as it deems proper. Decisions of the Committee are final and binding on all parties.

         Term. The term of each option is fixed by the Committee and may not exceed ten years (or five years in the case of an option granted to a holder of more than 10% of our common stock). The new options to be granted pursuant to the Offer will have a term of ten years from the grant date of the canceled option.

         Exercise Price. Except as otherwise determined by the Committee, the exercise price of the new options to be granted in the Offer will equal the fair market value of our common stock on the date of grant, as determined in accordance with the 1993 Plan.

         Vesting. The Committee determines the dates after which each option may be exercised in whole or in part. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

         Method of Exercising Options. Once vested, you may exercise your options under the 1993 Plan, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Committee and paying the exercise price and any applicable withholding taxes for each share of our common stock to be purchased under the option. Payment of the exercise price may be made:

          o       in cash or by check, bank draft or money order payable to us;

          o in the discretion of the Committee, delivery to us of shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price and any applicable withholding taxes;

          o if authorized by the Committee, pursuant to a "cashless exercise sale" procedure, to which funds to pay for exercise of the Option are delivered to the issuer by a broker upon receipt of stock certificates from the issuer;

          o in the discretion of the Committee, interest-bearing full recourse promissory note; or

          o in the discretion of the Committee, any combination of the above methods.

         Prohibition Against Transfer. Options granted under the 1993 Plan may not be transferred other than by will or by the laws of descent or distribution. During your lifetime, only you may exercise options granted to you.

         Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF AFFYMETRIX OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

         If your employment or other service with Affymetrix or its subsidiaries is terminated after the grant of new options, then:

          o if termination of employment or service is because of disability or death, options that are exercisable at the time of such termination will be exercisable for a twelve-month period (or such shorter period as specified in the applicable option agreement) following such termination, provided that no such option will be exercisable following the expiration of its term; or

          o if termination of employment or service is for any reason other than disability or death, all options which have not been exercised (to the extent then exercisable) will be exercisable, in whole or in part, at any time within three months (or such shorter period as specified in the applicable option agreement) after the date of such termination, provided that no such option will be exercisable following the expiration of its term.

Notwithstanding the foregoing, with respect to replacement options granted to non-exempt employees, in the event the employee is terminated without cause within the first six months after the new grant date, the employee's vested replacement options will be exercisable for nine months after termination.

         Effect of Change in Control. In the event of a change in control of Affymetrix during the Waiting Period, the acquiror will be subject to the obligations described above in Section 1 of this Offer to Exchange.

         If there is a change in control following the grant of the new options, the new options will be subject to the same terms in the 1993 Plan as apply to your existing options. In general, under the 1993 Plan, the Committee has discretion to cash out all of the outstanding options in the event of a change in control, or the options may be assumed by the acquiror.

         Amendment. Our Board of Directors may amend or terminate the 1993 Plan or any portion at any time, but it will seek stockholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply. No amendment or termination may impair your rights without your consent.

     Affymetrix, Inc. 1998 Stock Incentive Plan (the "1998 Plan")

         General. The 1998 Plan was established to attract and retain the best personnel and to provide additional incentives to our employees and consultants. The number of shares of common stock authorized for issuance under the 1998 Plan is 3,600,000 (taking into account our 2-for-1 stock split of August 2000), less the aggregate number of shares which have been or are issued or become outstanding under the 1998 Plan. The number of shares available under the 1998 Plan is subject to adjustment in the event of a corporate event that affects common stock (i.e., a recapitalization, stock split, stock combination, stock reclassification, merger or similar event). Such adjustments may be made by the Committee (as defined below). Shares available under the 1998 Plan may be drawn from authorized and unissued shares of common stock or treasury shares.

         Administration. The 1998 Plan is administered by a committee of the Board of Directors comprised of at least one or more outside directors (the "Committee"). The Committee has, among other powers, the power to interpret the 1998 Plan, to adopt rules and guidelines for administering the 1998 Plan and to perform other acts relating to the 1998 Plan. Decisions of the Committee are final and binding on all parties.

         Term. The term of each option is fixed by the Committee and may not exceed ten years. The new options to be granted pursuant to the Offer will have a term of ten years from the grant date of the canceled option.

         Exercise Price. The exercise price of the new options to be granted in the Offer will equal the fair market value of our common stock on the date of grant, as determined in accordance with the 1998 Plan.

         Vesting. The Committee determines the dates after which each option may be exercised in whole or in part. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

         Method of Exercising Options. Once vested, you may exercise options granted under the 1998 Plan, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Committee and paying the exercise price and any applicable withholding taxes for each share of our common stock to be purchased under the option. Payment of the exercise price may be made by any of following methods if authorized by the Committee:

          o       in cash or by check, bank draft or money order payable to us;

          o delivery to us of shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price and any applicable withholding taxes;

          o pursuant to a "cashless exercise sale" procedure, to which funds to pay for exercise of the Option are delivered to the issuer by a broker upon receipt of stock certificates from the issuer;

          o       full recourse promissory note; or

          o       any combination of the above methods.

         Prohibition Against Transfer. Options granted under the 1998 Plan may not be transferred other than by will or by the laws of descent or distribution. During your lifetime, only you may exercise options granted to you.

         Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF AFFYMETRIX OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

         As determined by the Committee, the applicable stock option agreement will specify the treatment of the options under the 1998 Plan in the event your employment or other service with Affymetrix and its subsidiaries is terminated after the grant of new options. Notwithstanding the foregoing, with respect to replacement options granted to non-exempt employees, in the event the employee is terminated without cause within the first six months after the new grant date, the employee's vested replacement options will be exercisable for nine months after termination.

         Effect of Change in Control. In the event of a change in control of Affymetrix during the Waiting Period, the acquiror will be subject to the obligations described above in Section 1 of this Offer to Exchange.

         If there is a change in control following the grant of the new options, the new options will be subject to the same terms in the 1998 Plan as apply to your existing options. In general, under the 1998 Plan, the Committee has the discretion to determine exercisability of options upon a change in control of Affymetrix, and the options may be assumed by or converted into options of the acquiror, or they may become fully vested or be terminated in exchange for cash, as determined by the parties to the acquisition.

         Amendment. Our Board of Directors may amend or terminate the 1998 Plan or any portion at any time, but it will seek stockholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply. No amendment or termination may impair your rights without your consent.

  Affymetrix/Genetic MicroSystems 1998 Stock Option Plan (the "1998 GMS Plan")

         As a result of our acquisition of Genetic MicroSystems, Inc. in 2000, we assumed the outstanding options granted under the 1998 GMS Plan.

         General. The number of shares of common stock that may be granted under the 1998 GMS Plan would be limited to the number of shares currently issued or outstanding under the 1998 GMS Plan. The number of shares available under the 1998 GMS Plan is subject to adjustment in the event of a corporate event that affects common stock (i.e., a recapitalization, stock split, stock combination, stock reclassification, merger or similar event). Such adjustments may be made by the Committee (as defined below). Shares available under the 1998 GMS Plan may be drawn from authorized and unissued shares of common stock or treasury shares.

         Administration. The 1998 GMS Plan is administered by the Board of Directors or a committee of the Board of Directors comprised of at least two or more outside directors (the "Committee"). The Committee has, among other powers, the power to interpret and construe any provision of the 1998 GMS Plan and to perform other acts necessary or advisable for the administration of the 1998 GMS Plan. Decisions of the Committee are final and binding on all parties.

         Term. The term of each option is fixed by the Committee and may not exceed ten years. The new options to be granted pursuant to the Offer will have a term of ten years from the grant date of the canceled option.

         Exercise Price. The exercise price of the new options to be granted in the Offer will equal the fair market value of our common stock on the date of grant, as determined in accordance with the 1998 GMS Plan.

         Vesting. The Committee determines the dates after which each option may be exercised in whole or in part. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

         Method of Exercising Options. Once vested according to the terms and conditions established by the Committee, you will be able to exercise your new options, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Committee and paying the exercise price and any applicable withholding taxes for each share of our common stock to be purchased under the option. Payment of the exercise price may be made:

          o in cash or by certified check, bank draft or money order payable to us;

          o with the consent of the Committee, delivery to us of shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price and any applicable withholding taxes; or

          o with the consent of the Committee, any combination of the above methods.

         Prohibition Against Transfer. Options granted under the 1998 GMS Plan may not be transferred other than by will or by the laws of descent or distribution. During your lifetime, only you may exercise options granted to you.

         Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF AFFYMETRIX OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

         If your employment or other service with Affymetrix or its subsidiaries is terminated after the grant of new options, then:

          o if termination of employment or service is because of disability or death, options that are exercisable at the time of such termination will be exercisable for a 180-day period following such termination, provided that no such option will be exercisable following the expiration of its term; or

          o if termination of employment or service is for any reason other than disability or death, all options which have not been exercised (to the extent then exercisable) will be exercisable, in whole or in part, at any time within 30 days after the date of such termination, provided that no such option will be exercisable following the expiration of its term.

Notwithstanding the foregoing, with respect to replacement options granted to non-exempt employees, in the event the employee is terminated without cause within the first six months after the new grant date, the employee's vested replacement options will be exercisable for nine months after termination.

         Effect of Change in Control. In the event of a change in control of Affymetrix during the Waiting Period, the acquiror will be subject to the obligations described above in Section 1 of this Offer to Exchange.

         If there is a change in control following the grant of the new options, the new options will be subject to the same terms in the 1998 GMS Plan as apply to your existing options. In general, under the 1998 GMS Plan, in the event of a change in control, the options may be assumed by or converted into options of the acquiror, or they may be terminated in exchange for cash, as determined by the parties to the acquisition.

         Amendment. Our Board of Directors may amend or terminate the 1998 GMS Plan or any portion at any time, but it will seek stockholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply. No amendment or termination may impair your rights without your consent.

     Affymetrix/Neomorphic 1998 Stock Option Plan (the "1998 Neo Plan")

         As a result of our acquisition of Neomorphic, Inc. in 2000, we assumed the outstanding options granted under the 1998 Neo Plan.

         General. The number of shares of common stock that may be granted under the 1998 Neo Plan would be limited to the number of shares currently issued or outstanding under the 1998 Neo Plan. The number of shares available under the 1998 Neo Plan is subject to adjustment in the event of a corporate event that affects common stock (i.e., a recapitalization, stock split, stock combination, stock reclassification, merger or similar event). Such adjustments may be made by the Committee (as defined below). Shares available under the 1998 Neo Plan may be drawn from authorized and unissued shares of common stock or treasury shares.

         Administration. The 1998 Neo Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Committee"). The Committee has, among other powers, the power to interpret any provision of the 1998 Neo Plan and to perform other acts relating to the 1998 Neo Plan. Decisions of the Committee are final and binding on all parties.

         Term. The term of each option granted under the 1998 Neo Plan may not exceed ten years. The new options to be granted pursuant to the Offer will have a term of ten years from the grant date of the canceled option.

         Exercise Price. The exercise price of the new options to be granted in the Offer will equal the fair market value of our common stock on the date of grant, as determined in accordance with the 1998 Neo Plan.

         Vesting. The Committee determines the dates after which each option may be exercised in whole or in part. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

         Method of Exercising Options. Once vested according to the terms and conditions established by the Committee, you will be able to exercise your new options, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Committee and paying the exercise price and any applicable withholding taxes for each share of our common stock to be purchased under the option. Unless other provided by the Committee, payment of the exercise price may be made:

          o       in cash or by check, bank draft or money order payable to us;

          o delivery to us of shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price and any applicable withholding taxes, except if such form of payment would be prohibited by applicable law, regulation or agreement;

          o pursuant to a "cashless exercise sale" procedure, to which funds to pay for exercise of the Option are delivered to the issuer by a broker upon receipt of stock certificates from the issuer;

          o       full recourse promissory note; or

          o       any combination of the above methods.

         Prohibition Against Transfer. Options granted under the 1998 Neo Plan may not be transferred other than by will or by the laws of descent or distribution. During your lifetime, only you may exercise options granted to you.

         Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF AFFYMETRIX OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

         If your employment or other service with Affymetrix or its subsidiaries is terminated after the grant of new options, then unless otherwise provided:

          o if termination of employment or service is because of disability or death, options that are exercisable at the time of such termination will be exercisable for a six-month period following such termination in the case of death and for a twelve-month period following such termination in the case of disability, provided that no such option will be exercisable following the expiration of its term;

          o if termination of employment or service is without cause, all options which have not been exercised (to the extent then exercisable) will be exercisable, in whole or in part, at any time within three months after the date of such termination, provided that no such option will be exercisable following the expiration of its term; or

          o if termination of employment or service is with cause, all options which have not been exercised (to the extent then exercisable) will be exercisable, in whole or in part, at any time within one month after the date of such termination, provided that no such option will be exercisable following the expiration of its term.

Notwithstanding the foregoing, with respect to replacement options granted to non-exempt employees, in the event the employee is terminated without cause within the first six months after the new grant date, the employee's vested replacement options will be exercisable for nine months after termination.

         Effect of Change in Control. In the event of a change in control of Affymetrix during the Waiting Period, the acquiror will be subject to the obligations described above in Section 1 of this Offer to Exchange.

         If there is a change in control following the grant of the new options, the new options will be subject to the same terms in the 1998 Neo Plan as apply to your existing options. In general, under the 1998 Neo Plan, if the options are not assumed by or converted into options of the acquiror upon a change in control of Affymetrix, they will become fully vested and exercisable.

         Amendment. Our Board of Directors may amend or terminate the 1998 Neo Plan or any portion at any time, but it will seek stockholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply. No amendment or termination may impair your rights without your consent.

     Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan (the "2000 Plan")

         General. The 2000 Plan was established to attract and retain the best personnel and to provide additional incentives to our employees, outside directors and consultants. The number of shares of common stock authorized for issuance under the 2000 Plan is 5,000,000 (taking into account our 2-for-1 stock split of August 2000), less the aggregate number of shares which have been or are issued or become outstanding under the 2000 Plan. The number of shares available under the 2000 Plan is subject to adjustment in the event of a corporate event that affects common stock (i.e., a recapitalization, stock split, stock combination, stock reclassification, merger or similar event). Such adjustments may be made by the Committee (as defined below). Shares available under the 2000 Plan may be drawn from authorized and unissued shares of common stock or treasury shares.

         Administration. The 2000 Plan is administered by the Board of Directors or a committee of the Board of Directors comprised of at least two or more outside directors (the "Committee"). The Committee has, among other powers, the power to interpret any provision of the 2000 Plan, to adopt rules and guidelines for administering the 2000 Plan and to perform other acts relating to the 2000 Plan. Decisions of the Committee are final and binding on all parties.

         Term. The term of any option granted under the 2000 Plan shall not exceed ten years. The new options to be granted pursuant to the Offer will have a term of ten years from the grant date of the canceled option.

         Exercise Price. The exercise price of the new options to be granted in the Offer will equal the fair market value of our common stock on the date of grant, as determined in accordance with the 2000 Plan.

         Vesting. The Committee determines the dates after which each option may be exercised in whole or in part. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

         Method of Exercising Options. Once vested, you will be able to exercise your new options, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Committee and paying the exercise price and any applicable withholding taxes for each share of our common stock to be purchased under the option. Unless otherwise provided in the stock option agreement, payment of the exercise price may be made:

          o       in cash or by check, bank draft or money order payable to us;

          o delivery to us of shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price and any applicable withholding taxes;

          o pursuant to a "cashless exercise sale" procedure, to which funds to pay for exercise of the Option are delivered to the issuer by a broker upon receipt of stock certificates from the issuer;

          o       full recourse promissory note; or

          o       any combination of the above methods.

         Prohibition Against Transfer. Options granted under the 2000 Plan may not be transferred other than by will or by the laws of descent or distribution. During your lifetime, only you may exercise options granted to you.

         Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF AFFYMETRIX, OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if your employment terminates for any reason before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

         As determined by the Committee, your stock option agreement will specify the treatment of the options granted under the 2000 Plan in the event your employment or other service with Affymetrix and its subsidiaries is terminated after the grant of new options. Notwithstanding the foregoing, with respect to replacement options granted to non-exempt employees, in the event the employee is terminated without cause within the first six months after the new grant date, the employee's vested replacement options will be exercisable for nine months after termination.

         Effect of Change in Control. In the event of a change in control of Affymetrix during the Waiting Period, the acquiror will be subject to the obligations described above in Section 1 of this Offer to Exchange.

         If there is a change in control following the grant of the new options, the new options will be subject to the same terms in the 2000 Plan as apply to your existing options. In general, under the 2000 Plan, the Committee has discretion to determine the exercisability of options upon a change in control of Affymetrix, and the options may be assumed by or substituted for options of the acquiror, or they may become vested and exercisable or terminated in exchange for cash, as determined by the parties to the acquisition.

         Amendment. Our Board of Directors may amend or terminate the 2000 Plan or any portion at any time, but it will seek stockholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply. No amendment or termination may impair your rights without your consent.

     U.S. Federal Income Tax Consequences of Non-Qualified Stock and Incentive Stock Options.

         For the tax consequences of tendering your options, please see Section 13 of this Offer to Exchange. The U.S. federal income tax consequences of non-qualified stock options and incentive stock options for new option grants are discussed below.

         Non-Qualified Stock Options. No taxable income will be recognized by the holder of an option upon the grant of a non-qualified stock option. Upon the exercise of the option, the excess of the fair market value of the shares at the time of such exercise over the exercise price will be treated as compensation. Any amounts treated as compensation (i) will be taxable as ordinary income to the option holder and (ii) generally will be allowed as an income tax deduction to Affymetrix. The option holder's tax basis for shares acquired upon exercise of the option will be increased by any amounts so treated as compensation.

         Any gain or loss realized by an option holder on the subsequent sale of shares acquired upon the exercise of a non-qualified stock option will be short-term or long-term capital gain depending on the period the shares were held.

         Incentive Stock Options. In general, no taxable income will be recognized by the holder of an option upon the grant or exercise of an incentive stock option. The option holder's tax basis in the shares received on the exercise of such an option will be equal to the option price paid by the option holder for such shares.

         If the stock received upon the exercise of an incentive stock option is held more than one year after the date of transfer of such shares to the option holder and more than two years from the date of grant of the option, any gain or loss recognized by the option holder on the subsequent sale of the stock will be a long-term capital gain or loss, as the case may be. If the shares received upon the exercise of an incentive stock option are disposed of prior to the end of such holding periods, an amount equal to the excess (if any) of (a) the lesser of the disposition price or the fair market value of such shares on the date of exercise of the incentive stock option over (b) the option holder's tax basis in such shares will be treated as ordinary income, and any further gain will be a short-term or long-term capital gain depending upon the period the shares were held. Any loss on the disposition of such shares will be a short-term or long-term capital loss depending upon the period the shares were held. FOR FEDERAL INCOME TAX PURPOSES, THE GRANT DATE OF INCENTIVE STOCK OPTIONS WILL BE THE DATE OF GRANT OF THE NEW OPTIONS REGARDLESS OF THE TIME ANY INCENTIVE STOCK OPTIONS TENDERED IN THE OFFER HAVE BEEN HELD.

         In addition to the federal income tax consequences described above, an option holder holding an incentive stock option may be subject to the alternative minimum tax. In general, upon the exercise of any incentive stock option, an amount equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price will be treated as an item of adjustment for purposes of the alternative minimum tax. If, however, the shares are disposed of in the same taxable year in which the exercise occurs, then the maximum amount that will be treated as an item of adjustment will be an amount equal to the excess of the amount received upon such disposition over the exercise price.

         The preceding discussion is based upon current provisions of the Code, which could change. This summary does not cover any state or local tax consequences.

         Tax Laws in Other Countries Differ from Those in the United States. For the tax consequences in other countries of tendering your options, please see Section 14 of this Offer to Exchange. If you are granted new options, in certain countries, options under the Option Plans may be taxable at the time when the options are granted or when the options vest. In certain jurisdictions, options may also be taxable when they are exercised, and the sale of the underlying shares may be subject to various taxes.

         Our statements in the Offer concerning the Option Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Option Plans. The Option Plans were filed with the SEC as follows:

          o Affymetrix, Inc. Amended and Restated 1993 Stock Plan previously filed with the SEC as Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-03648);

          o Affymetrix, Inc. 1998 Stock Incentive Plan previously filed with the SEC as Exhibit 99.1 to the Company's
                  Post-Effective Amendment No. 1 to Form S-8 filed on April 18, 2001 (Registration No. 333-85575);

          o First Amendment to Affymetrix, Inc. 1998 Stock Incentive Plan previously filed with the SEC as Exhibit 99.1 to the Company's Registration Statement on Form S-8 filed on April 18, 2001 (Registration No. 333-59158);

          o Affymetrix/Genetic MicroSystems 1998 Stock Option Plan, as amended, previously filed with the SEC as Exhibits 99.1 and
                  99.2 to the Company's Registration Statement on Form S-8 filed on April 7, 2000 (Registration No. 333-34320);

          o Affymetrix/Neomorphic 1998 Stock Option Plan, as amended, previously filed with the SEC as Exhibits 99.1, 99.2, 99.3 and 99.4 to the Company's Registration Statement on Form S-8 filed on December 27, 2000 (Registration No. 333-52804); and

          o Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan previously filed with the SEC as Exhibit 10.51 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 13, 2001.

         See Section 17 of this Offer to Exchange for a discussion of how to obtain copies of the Option Plans.

9.       Information Concerning Affymetrix.

         Affymetrix is recognized as a worldwide leader in the field of DNA chip technology. We have developed and intend to establish our GeneChip(R) system and related microarray technology as the platform of choice for acquiring, analyzing and managing complex genetic information. Our GeneChip(R) system consists of disposable DNA probe arrays containing gene sequences on a chip, certain reagents for use with the probe arrays, a scanner and other instruments to process the probe arrays, and software to analyze and manage genetic information from the probe arrays. Related microarray technology offered by us include instrumentation, software and licenses for fabricating, scanning and collecting and analyzing results from low density microarrays. We commenced commercial sales of the GeneChip(R) system for research use in April 1996 and currently sell our products directly to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories in the United States and Europe. We also sell some of our products through certain distributors, principally in Japan.

         Financial Information. Before deciding whether to exchange your options pursuant to the Offer, we encourage you to review the financial information included on pages 49 through 80 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and pages 3 through 14 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, incorporated herein by reference.

         Summary Historical Consolidated Financial Information. The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2000, and the unaudited condensed consolidated financial statements for the nine-month period ended September 30, 2001, incorporated by reference herein. The consolidated statement of operations data for the years ended December 31, 1999 and 2000, and the consolidated balance sheet data as of December 31, 1999 and 2000, have been derived from our audited consolidated financial statements incorporated by reference herein. The consolidated statement of operations data for the nine months ended September 30, 2000 and 2001, and the consolidated balance sheet data as of September 30, 2001, are derived from unaudited consolidated financial statements which are incorporated by reference herein. In the opinion of Affymetrix' management, such unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the consolidated financial statements and notes thereto. Results for the nine months ended September 30, 2001, are not necessarily indicative of the expected results for the full year.

                                                                 Year Ended             Nine Months Ended
                                                                December 31,              September 30,
                                                             ------------------        ------------------
                                                             1999          2000        2000          2001
                                                             ----          ----        ----          ----
                                                                                           (unaudited)
                                                               (in thousands, except per share amounts)

Consolidated Statement of Operations Data:
Revenue:
   Product...........................................     $ 98,168     $ 173,546    $ 122,227    $ 139,742
   Revenue from Perlegen.............................           --            --           --        5,928
   Research..........................................        8,059         5,780        4,729        3,765
   License fees and royalties........................        2,847        21,504       14,455       10,366
                                                          --------     ---------    ---------    ---------
      Total revenue..................................      109,074       200,830      141,411      159,801
                                                          --------     ---------    ---------    ---------
Cost and expenses:
   Cost of product revenue...........................       42,219        70,884       49,117       52,377
   Cost of Perlegen revenue..........................           --            --           --        5,928
   Research and development..........................       43,524        57,384       38,890       52,387
   Selling, general and administrative...............       53,590       113,429       68,334       67,966
   Merger-related costs..............................           --         2,395        2,395           --
   Amortization of deferred stock compensation.......           --         2,118           --        9,508
   Amortization of purchased intangibles.............           --           997           --        4,688
   Charge for in-process technology..................           --        14,989           --           --
                                                          --------     ---------    ---------    ---------
      Total costs and expenses......................       139,333       262,196      158,736      192,854
                                                          --------     ---------    ---------    ---------
Loss from operations.................................      (30,259)      (61,366)     (17,325)     (33,053)
Interest income, net.................................        4,755         7,976        5,259        6,879
                                                          --------     ---------    ---------    ---------
Loss before income taxes                                   (25,504)      (53,390)     (12,066)     (26,374)
Income tax provision.................................           --          (600)          --         (200)
                                                          --------     ---------    ---------    ---------
Loss before extraordinary item.......................      (25,504)      (53,990)     (12,066)     (26,374)
Extraordinary gain from repurchase of
      convertible notes..............................           --            --           --        1,699
                                                          --------     ---------    ---------    ---------
Loss after extraordinary item........................      (25,504)      (53,990)     (12,066)     (24,675)
Preferred stock dividends............................       (2,055)           --           --           --
                                                          --------     ---------    ---------    ---------
Net loss attributable to common stockholders.........     $(27,559)    $ (53,990)   $ (12,066)   $ (24,675)
                                                          =========    =========    =========    =========
Basic and diluted net loss per common share before
   extraordinary item................................     $  (0.54)    $   (0.98)   $   (0.22)   $   (0.46)
Extraordinary gain from repurchase of convertible notes         --            --           --         0.03
                                                          --------     ---------    ---------    ---------
Basic and diluted net loss per common share..........     $  (0.54)    $   (0.98)   $   (0.22)   $   (0.43)
                                                          ========     =========    =========    =========
Shares used to compute basic and diluted net loss
   per common share..................................       51,167        55,035       54,928       57,283


                                                                      December 31,           September 30,
                                                                   -----------------         -------------
                                                                   1999         2000              2001
                                                                   ----         ----              ----
                                                                                              (unaudited)
                                                                (in thousands, except per share amounts)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and available-for-sale securities       $ 226,440    $ 436,030         $ 367,083
Working capital.........................................          231,382      418,302           388,229
Total assets............................................          326,587      620,780           563,539
Long-term obligations...................................          158,000      383,060           378,000
Total stockholders' equity..............................          131,932      147,130           130,676
Book value per share....................................             2.43         2.57              2.59


         Book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period. The computation excludes common shares issuable upon the exercise of stock options and warrants and the conversion of preferred stock and convertible notes.

         Recent Financial Data. On January 30, 2002, Affymetrix announced the following results for the year ended December 31, 2001. The following recent unaudited financial information for the year ended December 31, 2001, should be read in conjunction with the consolidated financial statements of Affymetrix for earlier periods incorporated by reference herein.

                                                                             Year Ended December 31,
                                                                             -----------------------
                                                                                2000          2001
                                                                                ----          ----
                                                                                           (unaudited)
                                                                              (in thousands, except
                                                                                per share amounts)

Consolidated Statement of Operations Data:
Revenue:
   Product................................................................   $ 173,546      $ 194,936
   Revenue from Perlegen..................................................        --           11,491
   Research...............................................................       5,780          4,728
   License fees and royalties.............................................      21,504         13,719
                                                                             ---------      ---------
      Total revenue.......................................................     200,830        224,874
                                                                             ---------      ---------
Cost and expenses:
   Cost of product revenue................................................      70,884         72,522
   Cost of Perlegen revenue...............................................        --           11,491
   Research and development...............................................      57,384         68,197
   Selling, general and administrative....................................     113,429         95,293
   Merger-related costs...................................................       2,395           --
   Amortization of deferred stock compensation............................       2,118         12,663
   Amortization of purchased intangibles..................................         997          6,223
   Charge for in-process technology.......................................      14,989           --
                                                                             ---------      ---------
      Total costs and expenses...........................................      262,196        266,389
                                                                             ---------      ---------
Loss from operations .....................................................     (61,366)       (41,515)
Interest income, net .....................................................       7,976          6,995
                                                                             ---------      ---------
Loss before income taxes .................................................     (53,390)       (34,520)
Income tax provision .....................................................        (600)          (300)
                                                                             ---------      ---------
Net loss before extraordinary item........................................     (53,990)       (34,820)
Extraordinary gain from repurchase of convertible notes...................        --            1,699
Net loss .................................................................   $ (53,990)     $ (33,121)
                                                                             =========      =========
Basic and diluted loss per common share before extraordinary item.........   $   (0.98)     $   (0.61)
Extraordinary gain per common share from repurchase of convertible notes..        --             0.03
                                                                             ---------      ---------
Basic and diluted loss per common share...................................   $   (0.98)     $   (0.58)
                                                                             =========      =========
Shares used to calculate basic and diluted loss per common share..........      55,035         57,382
Basic and diluted loss per common share after extraordinary item..........   $   (0.98)     $   (0.58)
Shares used to calculate basic and diluted loss per common share
   after extraordinary item...............................................      55,035         57,382


                                                              December 31, 2001
                                                              -----------------
                                                                (unaudited)
                                                              (in thousands,
                                                             except per share
                                                                 amounts)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and available-for-sale securities......  $ 368,823
Working capital................................................    372,718
Total assets...................................................    580,015
Long-term obligations, net of current portion..................    378,000
Total stockholders' equity.....................................    129,010
Book value per share...........................................       2.22

         See "Additional Information" beginning on page 41 for instructions on how you can obtain copies of our filings with the SEC, including our filings that contain our financial statements.

         The address of our principal executive office is 3380 Central Expressway, Santa Clara, CA 95051. Our common stock is listed on the Nasdaq National Market under the symbol "AFFX."

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

         A list of our directors and executive officers is set forth in the following table:


                                                                                Shares Subject to
Name                         Position and Offices Held                               Options        Percentage(1)
-----------------------------------------------------------------------------------------------------------------
Paul Berg, M.D.              Member of the Board of Directors                         72,502            0.62%
Barbara A. Caulfield, Esq.   Executive Vice President and General Counsel            350,000             2.98
John D. Diekman, Ph.D.       Member of the Board of Directors                         60,000             0.51
Robert H. Ellis              Executive Vice President of Product Development         250,000             2.13
                             & Quality
Stephen P.A. Fodor, Ph.D.    Chairman of the Board and Chief Executive Officer     1,201,796            10.23
Vernon R. Loucks, Jr.        Member of the Board of Directors                         76,666             0.65
Gregory T. Schiffman         Vice President and Chief Financial Officer              200,000             1.70
Susan E. Siegel              President and Member of the Board of Directors          545,000             4.64
David B. Singer              Member of the Board of Directors                         61,666             0.52
John A. Young                Member of the Board of Directors                         76,666             0.65

         (1) The percentage is based on the shares of common stock issuable upon exercise of options equal to 11,749,511 as of March 1, 2002.

         The address of each director and executive officer is c/o Affymetrix, Inc., 3380 Central Expressway, Santa Clara, CA 95051.

         As of March 1, 2002, our executive officers and directors as a group beneficially owned options outstanding under our option plans to purchase a total of 2,894,296 shares of our common stock, which represented approximately 24.63% of the shares subject to all options outstanding under our option plans as of that date.

         During the past 60 days, we have granted options to purchase 80,200 shares of our common stock with exercise prices per share ranging from $24.37 to $40.66. During the past 60 days, no options have been granted to our executive officers and directors. On February 7, 2002, Stephen P.A. Fodor exercised options for 1,069 options at an exercise price of $0.3375.

         Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effectuated during the past 60 days by Affymetrix or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Affymetrix.

         Pursuant to the terms and conditions of this Offer to Exchange, Affymetrix' directors, officers (as defined in Rule 16a-1(f) of the Exchange
Act), affiliates and subsidiaries are not eligible to participate in this Offer to Exchange.

11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

         Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price.

         However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised or canceled or expired, which could have unfavorable consequences on our earnings. Furthermore, if we were to cancel an option and granted another option with an exercise price that was lower than the exercise price of the canceled option within the shorter of:

          o the six-month period immediately before the commencement date of the offer to exchange, or

          o the period from the date of grant of the canceled option to the date when the option was canceled,

then the cancellation and exchange would be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period will also be deemed a repricing, even if the grant of the second option occurs before the cancellation of the first option.

         We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

          o we will not grant any new options to tendering option holders until a day that is at least six months and one day after the date when we accept and cancel options tendered for exchange,

          o the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options, and

          o we will not grant any new options to a tendering option holder unless that person tenders all options that have been granted to that option holder within six months prior to the commencement of the Offer and have an exercise price lower than the option within the highest exercise price tendered or as otherwise required under the accounting rules.

12.      Legal Matters; Regulatory Approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, judicial, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition, cancellation or grant of our options as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to grant new options for tendered options is subject to the conditions described in
Section 6 of this Offer to Exchange.

13.      Material U.S. Federal Income Tax Consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, we strongly encourage you to consult your own tax advisor with respect to your individual tax consequences by virtue of participating in the Offer.

         We believe that the exchange of tendered options for the commitment to grant new options should be a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event.

         As the value of neither the tendered options nor the commitment to grant the new options will be readily ascertainable at the time of the exchange, the exchange should be a non-taxable event under U.S. federal income tax laws. Therefore, we believe the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

         We also believe that the grant of new options should not be recognized as taxable income under U.S. federal income tax laws. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event.

         Therefore, we believe that at the date of grant of the new options, the option holders should not be required to recognize additional income for U.S. federal income tax purposes. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      International Income Tax Consequences.

         The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options as a result of participating in the Offer for non-U.S. employees. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

     Except as set forth in the following paragraphs, we believe that under the tax laws of most of the countries in which eligible employees reside, you will not be required to recognize income at the time of the exchange or at the date of grant of the new options. It is likely that you will be subject to tax at the time of the exercise of the option on the difference between the exercise price and the fair market value of the underlying shares. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PERSONAL SITUATION BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

     Tax Residents of Denmark. You will likely be subject to tax as a result of the exchange of an existing option for a new option. The taxable amount will be the value of the new option less the amount you paid for the old option (which will be zero). The value of the new options will likely be calculated in accordance with a statutory formula, although the precise application of the formula in this context is uncertain. Please consult your tax advisor to determine your taxable amount. If you previously were subject to tax on an existing option at the time of grant or vesting, you will likely be subject to additional tax if you choose to participate in the exchange and receive a new option grant. You will not be subject to tax when the new option is granted to you, but you will be subject to tax when the option is exercised.

     Tax Residents of the Netherlands. We do not believe that you will be subject to tax as a result of the exchange of an existing option for a new option. While this result is not completely certain, it is likely the exchange will be treated as a non-taxable exchange under the Dutch Tax Act. If you previously were subject to tax on an existing option at the time of vesting, you will likely be subject to additional tax if you choose to participate in the exchange and receive a new option grant. You will be subject to tax when the new option is granted to you to the extent that your option is vested. The Company may impose restrictions on the method of exercising your new option in order to gain more favorable tax treatment.

     Tax Residents of Switzerland. We do not believe that you will be subject to tax as a result of the exchange of an existing option for a new option. If you previously were subject to tax on an existing option at the time of grant, you will likely be subject to additional tax if you choose to participate in the exchange and receive a new option grant. You will be subject to tax when the new option is granted to you on the value of the option at that time. To assess this value, your employer will have a valuation performed to determine the taxable amount. The Company may impose restrictions on the method of exercising your new option in order to gain more favorable tax treatment. Finally, please note that a new tax law regarding stock options has been proposed in Switzerland. If passed, this new law may change the tax consequences of your new option.

15.      Extension of Offer; Termination; Amendment.

         We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 of this Offer of Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such an extension to the option holders and making a public announcement of such an extension.

         We also expressly reserve the right, in our reasonable judgment, before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer of Exchange, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the Offer.

         Amendments to the Offer may be made, at any time and from time to time, by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any company-wide announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Any company-wide announcement most likely would be made by email.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require a minimum period during which an Offer must remain open following certain material changes in the terms of the Offer or information concerning the Offer. The materiality of a change will depend on the facts and circumstances.

16.      Fees and Expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

17.      Additional Information.

         With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether or not to tender your options.

         We are subject to the informational filing requirements of the Exchange Act and, in accordance with that Act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO, our annual report on Form 10-K for the fiscal year ended December 31, 2000, and our quarterly report on Form 10-Q for the quarter ended September 30, 2001, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials may also be obtained (1) at no charge from our web site at http://www.affymetrix.com or (2) by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of the public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Affymetrix, that file electronically with the SEC. We have included web site addresses in this Offer to Exchange only as inactive textual references and do not intend the references to create active links to the web sites.

18.      Miscellaneous.

         This Offer to Exchange includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "believes," "intends," "could" and "should" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in the remainder of 2002 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

          o our history of operating losses, and we may incur future losses;

          o we have had only one quarter of profitability and may never achieve sustained profitability;

          o our quarterly results of operation have historically fluctuated significantly period-to-period, and our stock may decrease in value significantly following an earnings release;

          o our sales of the GeneChip(R)and spotted array products and our operating results may fluctuate unpredictably from period to period;

          o our operating results may be negatively impacted in the event of a downturn in the global economic climate or uncertainties or specific factors affecting the industries into which we sell our products;

          o we may lose customers unless we improve our ability to manufacture our products and ensure proper performance;

          o if we cannot continuously develop and introduce new products and keep pace with the latest technological changes we will not be able to compete successfully in the highly competitive and rapidly changing market; if we cannot compete effectively, revenues may decline;

          o        we expect to face increasing competition in the future;

          o as we continue to scale up manufacturing of our products, we may encounter problems due to the complexity of our products and ambiguities in genetic sequence databases upon which our products are based;

          o patent positions in our industry are generally uncertain and litigation is prevalent;

          o        we may be exposed to liability due to product defects;

          o we are engaged in significant litigation regarding intellectual property rights, and our survival depends on our ability to avoid infringing the intellectual property of others;

          o our survival depends on the ability to maintain, enforce and obtain intellectual property rights necessary to continue or expand our business; if we are subject to additional litigation claims on intellectual property rights, they could be costly and disrupt our business;

          o        risks associated with export sales and operations;

          o the loss of a key customer could substantially reduce our revenues and be perceived as a loss of momentum in our business;

          o we depend on a limited number of suppliers and we will be unable to manufacture our products if shipments from these suppliers are delayed or interrupted;

          o if we are unable to maintain relationships with collaborative partners, we may have difficulty selling our products and services;

          o our current sales, marketing and technical support organization may limit our ability to sell products;

          o because our business is highly dependent on key executives and scientists, our inability to recruit and retain these people could hinder business expansion plans;

          o because Glaxo Wellcome owns a substantial portion of our outstanding capital stock, Glaxo may be able to influence the outcome of stockholder votes or the market price of our stock;

          o        we may not be able to realize the benefits of acquisitions;

          o future acquisitions may disrupt the business and distract company management;

          o the market price of our common stock is extremely volatile, and the value of our common stock may decrease suddenly; and

          o we are at risk of securities class action litigation due to stock price volatility.

         For further information about these and other risks, uncertainties and factors, please review the disclosure included under the caption "Risk Factors" in Item 5 - Other Information in our quarterly report on Form 10-Q for the quarter ended September 30, 2001, as well as in any of our subsequent filings with the SEC. See Section 17 of this Offer to Exchange for information on how to obtain copies of our filings with the SEC. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Offer to Exchange.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                                  AFFYMETRIX
                                [Logo omitted]

                                 March 7, 2002

                      Offer To Exchange Options Under the
             Affymetrix, Inc. Amended and Restated 1993 Stock Plan
                   Affymetrix, Inc. 1998 Stock Incentive Plan
             Affymetrix/Genetic MicroSystems 1998 Stock Option Plan
                  Affymetrix/Neomorphic 1998 Stock Option Plan
        Affymetrix, Inc. Amended and Restated 2000 Equity Incentive Plan

           This Offer and the Related Right of Withdrawal Will Expire
             At 5:00 P.M., Pacific Time, On Friday, April 5, 2002,
                   Unless Affymetrix, Inc. Extends the Offer

         If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail, fax or hand deliver it to the Human Resources Department representative indicated below. We must receive all of the required documents by 5:00 p.m., Pacific Time, on April 5, 2002.

         Any questions, requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to the Human Resources Department representative indicated below.

            Human Resources Department Representatives for the Offer

------------------------------------     -----------------------------------
o      Sacramento, CA                    o      Sunnyvale/Santa Clara, CA
o      Bedford, MA                       o      Emeryville, CA
o      United Kingdom
------------------------------------     -----------------------------------
------------------------------------     -----------------------------------
              Sally Garman                            Amy Gannaway
            Affymetrix, Inc.                        Affymetrix, Inc.
        3380 Central Expressway                 3380 Central Expressway
         Santa Clara, CA 95051                   Santa Clara, CA 95051
            Tel: 408-731-5268                      Tel: 408-731-5038
           Fax: 408-731-5855                       Fax: 408-731-5855
      sally_garman@affymetrix.com             amy_gannaway@affymetrix.com
------------------------------------     -----------------------------------